                                                                   Exhibit 10.28

                   SEPARATION AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------


     This Separation Agreement and General Release ("Agreement") is entered into by and between William J. Bolton ("Bolton") and SUPERVALU INC. ("SUPERVALU").

     WHEREAS, Bolton's employment and his duties with SUPERVALU as Executive Vice President and President & Chief Operating Officer, Retail Food Companies will terminate by mutual agreement effective December 2, 2000; and

     WHEREAS, Bolton and SUPERVALU desire to fully and finally settle all legal issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Bolton's employment with SUPERVALU and the termination thereof;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, Bolton and SUPERVALU agree as follows:

     1. Bolton hereby resigns from his employment and his position with SUPERVALU as Executive Vice President and President & Chief Operating Officer, Retail Food Companies, effective December 2, 2000.

     2. For the period December 3, 2000 through June 2, 2001, SUPERVALU agrees as follows:

          a. To continue pay biweekly in an amount equal to Bolton's biweekly base compensation, less legally required deductions ("Severance Pay");

          b. To reimburse Bolton for the grossed up cost of COBRA coverage through November 30, 2001. SUPERVALU's obligation hereunder shall terminate immediately if and when Bolton becomes employed elsewhere and becomes eligible to receive any such medical and dental benefits from a new employer.

          c. If by June 2, 2001, Bolton has not secured a comparable position, he will be eligible to receive additional Severance Pay until he secures a position up to a maximum period of twenty-six additional weeks. Bolton agrees that he will immediately inform SUPERVALU when he becomes employed or engaged in any manner to provide services for compensation during the period June 2, 2001 through December 2, 2001.

     3. It is understood that the gross amount of any payment to be made by SUPERVALU pursuant to paragraph 2(c) shall be reduced by the gross amount of:

          a. Any compensation received by Bolton from any subsequent employer, principal, or entity during that same period; and

          b. Any income from self-employment in excess of reasonable expenses related to self-employment incurred by Bolton during that same period; provided that no deduction shall be made for remuneration received by Bolton in exchange for public appearances that are not made in connection with ongoing employment or engagement.

     4. Bolton and SUPERVALU agree that the parties have entered into various agreements granting Bolton certain rights with regard to shares of SUPERVALU stock, which will be resolved as follows.

          a. Bolton will be entitled to exercise any stock options that would vest on or before October 20, 2001 pursuant to the terms of the option agreements executed by Bolton. Notwithstanding anything to the contrary herein, the terms of those agreements will remain in full force and effect.

          b. Bolton will be entitled to receive 16,179 shares of restricted stock from the FY'98 - FY'00 Long-Term Incentive Plan payment, on December 16, 2000 or within five business days of the end of the rescission period described in paragraph 13 hereof, whichever date occurs later, subject to all the terms and conditions of said plan.

     5. In partial consideration for the promises and covenants contained in paragraphs 10(a), (b) and (c) hereof, SUPERVALU agrees to make the following payments to which Bolton agrees that he is not otherwise entitled:

          a. SUPERVALU will issue to Bolton 18,555 shares of SUPERVALU stock on March 1, 2001.

          b. SUPERVALU will pay to Bolton a cash amount equal to the Long-Term Incentive Plan (LTIP) FY1999-FY2001, payout that Bolton would have received had he remained employed by SUPERVALU through the date on which the LTIP restricted stock would be approved and issued in the normal course of SUPERVALU's operation.

     6.   SUPERVALU shall provide Bolton with the following additional benefits:

          a. Executive-level outplacement services through a service to be agreed upon by the parties, in an amount not to exceed $20,000;

          b. Reimbursement in an amount up to $8,000 for fees incurred by Bolton for financial planning services during the period when he is receiving payments under this Agreement; and

          c. Payment for Bolton's physical examination at the Mayo Clinic scheduled to occur on March 14 and 15, 2001.

     7. Except as otherwise expressly provided within this Agreement, Bolton's rights to benefits under all SUPERVALU benefit plans shall be governed by the terms of those plans.

     8. All other items of compensation not mentioned in paragraphs 2 through 6 above have been resolved, and Bolton shall have no further claim to any other items of compensation or benefits.

     9. Bolton agrees that he is not entitled to all of the payments and benefits described in paragraphs 2 through 6 as a result of his employment with SUPERVALU, and that the payments and benefits are being provided as consideration for his acceptance and execution of this Agreement.

     10. As an essential inducement to SUPERVALU to enter into this Agreement, and as consideration for the foregoing promises of SUPERVALU, Bolton agrees as follows:

          a. Bolton acknowledges that during the course of and by virtue of his employment with SUPERVALU, he has had access to and gained knowledge of highly confidential and proprietary information and trade secrets as defined by SUPERVALU and UTSA. Bolton further acknowledges that the misuse, misappropriation or disclosure of this information could cause irreparable harm to SUPERVALU, both during and after the term of Bolton's employment. Therefore, Bolton agrees that during his employment and at all times thereafter, he will not disclose to, or use for the benefit of anyone outside of SUPERVALU, any confidential or proprietary information or trade secret, except upon SUPERVALU's written consent or as required by Bolton's duties with SUPERVALU.

          b. Bolton confirms and agrees that SUPERVALU will be substantially harmed if Bolton were to become affiliated with any business concern that competes with SUPERVALU subsequent to his separation from employment. Therefore, Bolton agrees that for the period commencing upon his execution of this Agreement and ending 12 months after his last receipt of any compensation hereunder, Bolton will not, within the continental United States, directly or indirectly, (1) own, manage, operate, join, control be employed by or participate in ownership, management, operation or control of, or be connected in any manner with any business that (a) competes within a major market where
(i) SUPERVALU, as of the date of this Agreement owns retail supermarkets (Cub Foods, Shop 'n Save, bigg's, Scott's, Shoppers Food Warehouse, Farm Fresh Foods, Laneco, Hornbacher's, Randall's, Metro, Save-A-Lot), or (ii) where SUPERVALU, to Bolton's knowledge as of the date of this Agreement, is engaged in plans to open or purchase retail supermarket(s); (b) is a wholesale grocery company that competes with SUPERVALU's wholesale distribution operations; or (2) become involved in any manner with any current customer of SUPERVALU for the purpose of acquiring, leasing, selling, or otherwise disposing of that customer's stores, or supplying such customers with products supplied by SUPERVALU. Bolton shall retain the right to seek the written approval of SUPERVALU's Chief Executive Officer waiving the requirements of this paragraph 10(b) with respect to any particular activity in which Bolton seeks to engage; which approval shall not be unreasonably withheld.

          c. Bolton agrees that for the period commencing upon his execution of this Agreement and ending 24 months after his last receipt of any compensation hereunder, he will not either directly, or in concert with others, recruit, solicit or induce, or attempt to induce, any employee or employees of SUPERVALU or any of its affiliates to terminate their employment and/or become associated with another employer.

          d. In the event that Bolton should materially violate any of the provisions of paragraphs 10 (a), (b), and/or (c), Bolton agrees that SUPERVALU's obligation to provide any further payments and/or benefits under paragraphs 2, through 6 above shall terminate immediately upon any such violation, without limiting the other remedies available to SUPERVALU. Bolton further acknowledges and agrees that any breach of the provisions of paragraphs 10(a), (b) and/or (c) would cause SUPERVALU irreparable harm, the value of which is difficult or impossible to determine, and that therefore, SUPERVALU may seek any additional other remedy available to it under law or equity including but not limited to seeking injunctive relief from any court of competent jurisdiction.

          e. By this Agreement, Bolton and SUPERVALU intend to settle any and all claims that Bolton has or may have against SUPERVALU arising from or related to Bolton's employment with SUPERVALU and/or the cessation of Bolton's employment with SUPERVALU. For the consideration expressed herein, Bolton hereby releases and discharges SUPERVALU, its subsidiary corporations and all of their officers, employees, agents, assigns, insurers, representatives, counsel, administrators, successors, shareholders, and/or directors from all liability for damages and/or from legal claims of any kind, including but not limited to any statutory, contract, quasi contract, or tort claims, whether known or unknown, developed or undeveloped, and agrees not to institute any claim for damages or otherwise, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim via administrative or legal proceedings against SUPERVALU for any such claims including, but not limited to, claims arising out of his employment or the termination of that employment including but not limited to claims for wages, commissions, penalties, vacation pay or other benefit, defamation or improper discharge (based on contract, at common law or under any federal, state or local statute or ordinance prohibiting discrimination in employment particularly discrimination based on race, sex, national origin, age, color, religion, marital status, disability or sexual orientation including the Age Discrimination in Employment Act) or attorney's fees or other costs or expenses. Bolton and SUPERVALU agree that, by signing this Agreement, Bolton does not waive any claims arising after the execution of this Agreement.

     11. Bolton agrees to provide limited transition services to SUPERVALU as reasonably requested so long as he continues to receive any payments of compensation hereunder.

     12. Bolton further agrees that he will be available upon reasonable notice and will voluntarily participate in the defense or prosecution of any claims or litigation that may be brought against or on behalf of SUPERVALU about which he has information or knowledge. SUPERVALU agrees that it will indemnify Bolton with respect to such claims or litigation to the same extent that it is permitted to indemnify its current officers.

     13. Bolton is hereby informed of his right to rescind and revoke this Agreement by written notice to SUPERVALU within 15 calendar days following his execution of this Agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to Mr. Ronald C. Tortelli, SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota 55344, delivered or post-marked within such 15-day period. Bolton understands that SUPERVALU will have no obligations under this Agreement in the event such notice is timely delivered and any payments made as of that date by SUPERVALU pursuant to paragraphs 2 through 6, herein, shall be immediately repaid by Bolton to SUPERVALU.

     14. Bolton acknowledges that he has been advised to consult with an attorney prior to signing this Agreement and further acknowledges that he has been advised that he has at least 21 days to consider whether to agree to waive
and release his rights under the Age Discrimination in Employment Act.   In the
event that Bolton executes this Agreement prior to the end of that 21-day period, that act shall constitute his voluntary waiver of the rights described within this Paragraph 14.

     15. The parties further agree that the terms of this Agreement shall remain confidential provided that SUPERVALU may disclose such terms as is necessary to effectuate the terms of the Agreement and/or for the operation or its business and that Bolton may disclose such terms to his spouse, tax and financial advisers, and attorney. The disclosing party shall advise the person or entity to whom information is disclosed of the confidential nature of such information.

     16. Bolton understands and agrees that effective December 2, 2000, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of SUPERVALU, unless authorized in advance by SUPERVALU's Chief Executive Officer or President and Chief Operating Officer.

     17. Bolton agrees that on or before December 2, 2000, he will return to SUPERVALU any property of SUPERVALU in his possession or control.

     18. Bolton agrees that he will refrain from making any statements, whether written or oral, which are materially disparaging of SUPERVALU, its directors, officers, employees, agents, or representatives. Bolton agrees that SUPERVALU's obligation to provide any further payments and/or benefits under paragraphs 2 through 6 above shall terminate immediately upon any violation of this paragraph
18. SUPERVALU agrees that its officers and directors will refrain from making any statements, whether written or oral, that are materially disparaging of Bolton.

     20. Bolton agrees this Agreement shall not in any way be construed as an admission by SUPERVALU that it has acted wrongfully with respect to Bolton or any other person, or that Bolton has any legal claims whatsoever against SUPERVALU. SUPERVALU specifically disclaims any liability to, or wrongful acts against, Bolton or any other person, on the part of itself, its directors, its officers, its employees, its representatives or its agents.

     21. SUPERVALU represents and warrants that to the knowledge of its officers and directors, as of the date hereof, SUPERVALU has no claim against Bolton for any breach of his duties or responsibilities committed while employed by SUPERVALU.

     22. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. Bolton hereby affirms that his rights to payments or benefits from SUPERVALU are specified exclusively and completely in this Agreement. Any modification of, or addition to, this Agreement must be in writing, signed by SUPERVALU and Bolton.

     23. This Agreement is personal to Bolton and may not be assigned by Bolton without the written agreement of SUPERVALU. All payments provided herein to or for the benefit of Bolton and the maintenance of coverages as herein provided, shall be made to his estate and for the benefit of his dependents, heirs and beneficiaries in the event of his death prior to the receipt thereof.

     24. This Agreement constitutes a contract enforceable against either party and shall be construed and enforced in accordance with the laws of the State of
Minnesota.   Nothing contained in this Agreement is intended to violate any applicable law. If any part of this Agreement is construed to be in violation of a state and/or federal law, then that part shall be null and void, but the balance of the provisions of this Agreement shall remain in full force and effect.

     25. Bolton hereby affirms and acknowledges that he has read the foregoing Agreement and that he has hereby been advised to consult with an attorney prior to signing this Agreement. Bolton agrees that the provisions set forth in this Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Agreement and their effect. Bolton represents that he enters into this Agreement freely and voluntarily.


          IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.


                     - SIGNATURES ON THE FOLLOWING PAGE -

Dated: 11/29/00                     /s/ William J. Bolton
                                    ---------------------
                                    William J. Bolton



Dated: 11/17/00                     SUPERVALU  INC.


                                    By: /s/ Ronald C. Tortelli
                                        ----------------------
                                        Its: Senior Vice President,
                                             Human Resources